Exhibit 10.5

FIRST AMENDMENT TO
AMENDED AND RESTATED
SURVIVOR BENEFIT DEFERRED
COMPENSATION AGREEMENT
BETWEEN
CORNING NATURAL GAS CORPORATION
AND
THOMAS K. BARRY

THIS FIRST AMENDMENT, effective this 2nd day of May, 2006, by and between Corning Natural Gas Corporation, a New York Corporation (the “Company”) and Thomas K. Barry (the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee previously entered into that certain Amended and Restated Survivor Benefit Deferred Compensation Agreement effective December 14, 2000 (the “Amended and Restated Survivor Benefit Deferred Compensation Agreement”); and

WHEREAS, the Employee and the Company desire to amend the Amended and Restated Survivor Benefit Deferred Compensation Agreement (i) to provide that any continuing lien on Company assets for the purpose of funding the obligation of the Company to the Employee be limited in scope to the amount of the obligation to the Employee and (ii) to provide for a cap, such that the “total payments”, as described in Article XXII, below, to the Employee shall never equal or exceed three times the Employee’s “base amount” as defined in Section 280G of the Code.

NOW THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1.    ARTICLE X of the Amended and Restated Survivor Benefit Deferred Compensation Agreement is amended, in part, by adding the following new sentence at the end of ARTICLE X as follows:

“Any such lien shall be limited in scope to the amount necessary to fund the obligation of the Company to the Employee under this Agreement.”

2.    New ARTICLE XXII is added to the Amended and Restated Survivor Benefit Deferred Compensation Agreement to read in its entirety as follows:

“ARTICLE XXII
Cap on Payments

If Independent Tax Counsel shall determine that the aggregate payments made to the Employee pursuant to this Agreement and any other payments to the Employee from the Company which constitute “parachute payments” as defined in Section 280G of the Code (or any successor provision thereto) (“Parachute Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the total amount of payments to the Employee shall be reduced to the extent necessary so that no excise tax would be imposed on any of the payments (the “Cap”).  It is intended hereby that the total amount of payments to the Employee would never equal or exceed three times the Employee’s “base amount” as defined in Section 280G of the Code and to the extent they could, said payments shall be cut back to meet the Cap.  For purposes of this Article XXII, “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a regionally recognized accounting firm, or a compensation consultant with a regionally recognized actuarial and benefits consulting firm, with expertise in the area of executive compensation tax law, who shall be selected by the Employee and shall be reasonably acceptable to the Company, and whose fees and disbursements shall be paid by the Company.”

3.             This First Amendment shall not be effective in the event that (i) the pending acquisition of the Company by C&T is not consummated or (ii) the Executive after having made a financial analysis of the impact of this First Amendment determines, in his sole discretion, not to proceed under this First Amendment.

4.             Except as provided above, the provisions of the Amended and Restated Survivor Benefit Deferred Compensation Agreement remain in full force and effect and are incorporated herein by reference.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its officer thereunto duly authorized, and the Employee has signed this First Amendment, all effective as of the date first above written.

Witness:	Corning Natural Gas Corporation:

/s/ Stanley G. Sleve	By:	/s/ Kenneth J. Robinson
	Title:	Executive Vice President

Witness:	Employee:

/s/ Stanley G. Sleve	/s/ Thomas K. Barry
Thomas K. Barry